February 27, 2020

Alamos Gold Inc.
181 Bay Street, Suite 3910
Toronto, Ontario, Canada
M5J 2T3

Dear Sirs/Mesdames:

Re: Alamos Gold Inc. - Dividend Reinvestment and Share Purchase Plan
We have acted as United States federal income tax counsel to Alamos Gold Inc., a corporation amalgamated under the laws of the Province of Ontario, in connection with the registration statement under the Securities Act of 1933 on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof.
We hereby confirm to you that, insofar as it relates to United States federal income tax matters, the discussion set forth under the caption “Certain United States Federal Income Tax Considerations,” subject to the qualifications, exceptions, assumptions, and limitations contained therein, is our opinion.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Torys LLP